Digi Reports Fiscal 2003 Third Quarter Results - Page 4

Exhibit 99.1

GlycoGenesys, Inc. Announces Victory in License

Dispute With Former CEO

Arbitrator Affirms Company’s Exclusive Rights to Intellectual Property

November 11, 2004, Boston, Mass. - GlycoGenesys, Inc. (NASDAQ:GLGS), a biotechnology company focused on carbohydrate drug development, today announced that it has received a favorable decision in final and binding arbitration proceedings. The arbitration was brought by the Company against David Platt, its former CEO, who is now CEO of Pro-Pharmaceuticals, Inc. (AMEX:PRW).

Today’s favorable ruling affirms the Company’s exclusive rights to the disputed intellectual property. This intellectual property relates to GCS-100, the Company’s lead drug candidate. The decision in favor of GlycoGenesys is final and binding and is only appealable based on strict and limited grounds. Under today’s ruling Platt, as inventor, continues to prosecute patent applications covered by the license agreement for the benefit of the Company and the Company retains exclusive rights to the technology.

Bradley J Carver, CEO and President of GlycoGenesys, Inc. stated, “The ‘cloud’ that has overshadowed GlycoGenesys’ accomplishments and intellectual property this year is now lifted. Our exclusive rights to GCS-100 have been undeniably determined. The value of past and future achievements relating to GCS-100 can now be properly recognized.”

Mr. Carver continued, “We are sometimes required, as in this case, to take legal actions to defend and secure what is rightfully ours. This victory is an important milestone and good news for shareholders and employees who stayed the course with us. In accordance with today’s ruling, Platt’s prosecution of the patent applications in question will be solely for the benefit of the Company and this decision leaves no doubt to our rights under the license agreement to develop and commercialize GCS-100.”

Legal synopsis of the decision

The arbitrator found that Platt had breached the license agreement by filing a patent application related to those already covered by the agreement without having informed the Company and affirmed the Company’s position that Platt’s subsequent patent application is also covered by the agreement. The arbitrator rejected Platt’s contention that the Company had breached the license agreement and refused to terminate the agreement, as Platt had requested. Instead, the arbitrator found that the Company retained its exclusive rights to the technology in question. The arbitrator allowed Platt to continue prosecuting the patent applications in which he is listed as inventor, finding that Platt had not relinquished an inventor’s right to control prosecution of his applications. Prosecution of the applications is for the benefit of the Company, which retains exclusive rights to develop and commercialize them.

GlycoGenesys, Inc.

GlycoGenesys, Inc. is a biotechnology company that develops and licenses products based on glycobiology. The Company’s human therapeutic product GCS-100, a unique compound to treat cancer, has been evaluated in Phase II(a) human clinical trials at low dose levels for both colorectal and pancreatic cancers with stable disease and partial responses documented. The Company is currently conducting a Phase I dose escalation trial to evaluate higher doses of GCS-100LE, a low ethanol formulation of GCS-100, at Sharp Clinical Oncology Research in San Diego, California. Further studies of GCS-100LE are planned for commencement in the first and second quarter of 2005. Further information is available on GlycoGenesys’ web site: www.glycogenesys.com.

Safe Harbor Statement

Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties, including, but not limited to, risks of product development (such as failure to demonstrate efficacy or safety), risk related to FDA and other regulatory

Digi Reports Fiscal 2003 Third Quarter Results - Page 5

procedures, market acceptance risks, the impact of competitive products and pricing, the results of current and future licensing, joint ventures and other collaborative relationships, the results of financing efforts, developments regarding intellectual property rights and litigation, and other risks identified in the Company’s Securities and Exchange Commission filings. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

SOURCE: GlycoGenesys, Inc.

GlycoGenesys Inc.

Senior Vice President and CFO

John W. Burns, 617-422-0674

VP of Business Development

Rick Pierce, 617-422-0674

or

The Ruth Group

Investors:

John Quirk, 646-536-7029

Media:

Cynthia Isaac, Ph.D., 646-536-7028